UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2011

Electronics For Imaging, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Velocity Way

Foster City, California 94404

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 21, 2011, Electronics For Imaging, Inc. announced its preliminary financial results for the three and six months ended June 30, 2011. A copy of the press release relating to the foregoing is attached hereto as Exhibit 99.1 and is being furnished under Item 2.02 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Named Executive Officer.

The information set forth below under Item 5.01(e) of this Current Report on Form 8-K is incorporated into this Item 5.01(b) by reference.

(e)	Compensatory Arrangements of Certain Officers.

On July 21, 2011, Electronics for Imaging, Inc. (“EFI”) announced that Fred Rosenzweig, the President of EFI, has informed EFI that he will retire from his position as President of EFI effective as of December 31, 2011. EFI and Mr. Rosenzweig have agreed that he will remain employed by EFI on a part-time basis until February 28, 2012 (such period of time from January 1, 2012 to February 28, 2012 is referred to as the “Transition Period”). At the end of the Transition Period, Mr. Rosenzweig will retire from his employment with EFI in all capacities. Beginning on March 1, 2012 and through August 31, 2012, Mr. Rosenzweig will provide consulting services to EFI (such period of time is referred to as the “Consulting Period”). Mr. Rosenzweig and EFI have entered into a Retirement and Transition Agreement, dated as of July 20, 2011 (the “Agreement”), to document this transition and the terms of Mr. Rosenzweig’s new consulting arrangement. Mr. Rosenzweig has not retired from, and will continue to serve on, EFI’s Board of Directors.

Under the terms of the Agreement, Mr. Rosenzweig generally will continue to be employed by EFI through December 31, 2011 on the terms and conditions set forth in his current Executive Employment Agreement with EFI, dated as of August 1, 2006. Mr. Rosenzweig will remain eligible for any annual bonus he would otherwise be entitled to for the fiscal year ending December 31, 2011. During the Transition Period and during the Consulting Period, Mr. Rosenzweig will be compensated for his services at an hourly rate of $220, but he will not be entitled to a bonus or new equity award with respect to these services.

Mr. Rosenzweig’s equity awards that are subject to a time-based vesting schedule, and his performance-based restricted stock units granted on February 9, 2011, will continue to vest in accordance with their terms during the Transition Period and the Consulting Period until August 31, 2012 as long as Mr. Rosenzweig remains employed by or provides services to EFI. Mr. Rosenzweig’s other equity awards that include performance-based vesting requirements will terminate upon completion of the Transition Period to the extent that the performance-based vesting requirements have not been satisfied. In the event EFI terminates Mr. Rosenzweig’s services during the Transition Period or the Consulting Period for reasons other than a material breach by Mr. Rosenzweig of his obligations under the Agreement or under his Confidential Information and Invention Assignment Agreement with EFI, Mr. Rosenzweig’s time-based vesting equity awards that are then outstanding and unvested and that were otherwise scheduled to vest during the remainder of the Transition Period or Consulting Period, as applicable, will be vested as of the date of such termination and EFI will make a cash payment to Mr. Rosenzweig of $4,400 for each full month remaining in the scheduled Transition Period or Consulting Period, as applicable.

The Agreement contains a general release of claims in favor of EFI and also contains certain non-competition and non-solicitation provisions in favor of EFI.

The foregoing description of the Agreement is intended as a summary only and is qualified in its entirety by the terms of the Agreement, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated July 21, 2011 – EFI Reports Q2 2011 Results

99.2	Retirement and Transition Agreement, dated July 20 2011, by and between EFI and Fred Rosenzweig.

The information included in Exhibit 99.1 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2011	ELECTRONICS FOR IMAGING, INC.

	By:	/S/ VINCENT PILETTE
	Name:	Vincent Pilette
	Title:	Chief Financial Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED July 21, 2011

Exhibit No.	Description

99.1	Press Release dated July 21, 2011 – EFI Reports Q2 2011 Results

99.2	Retirement and Transition Agreement, dated July 20, 2011 by and between EFI and Fred Rosenzweig